UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2025
WESTERN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35753	46-0967367
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
 9950 Woodloch Forest Drive, Suite 2800
The Woodlands, Texas 77380
(Address of principal executive office) (Zip Code)

(346) 786-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common units	WES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2025, Robert W. Bourne, Senior Vice President and Chief Commercial Officer of Western Midstream Holdings, LLC, the general partner of Western Midstream Partners, LP (“WES”), entered into a Retirement Agreement and General Release (the “Retirement Agreement”) with WES.
Pursuant to the terms of the Retirement Agreement, Mr. Bourne will continue his employment with WES in the role of advisor through March 3, 2025 (the “Retirement Date”). Through the Retirement Date, Mr. Bourne will (a) continue to receive his current base salary and (b) be eligible to receive the full bonus under the Annual Incentive Plan in respect of the year 2024, subject to achievement of the applicable performance conditions. Mr. Bourne will continue to participate in the employee benefit plans and programs of WES through the Retirement Date pursuant to their terms. Following the Retirement Date, Mr. Bourne will be engaged by WES as a consultant for a six-month period beginning March 4, 2025, and receive a consulting fee at the monthly rate of $77,250. The Retirement Agreement includes a general release of claims in favor of WES and certain related parties.
As of the Retirement Date, Mr. Bourne will also become entitled to receive certain payments and benefits (collectively “Retirement Benefits”), subject to continued compliance with the terms of the Retirement Agreement and execution of an additional general release of claims in favor of WES and certain related parties (the “Supplemental Release”). Retirement Benefits include the following: (a) a pro rata target bonus under the Annual Incentive Plan in respect of year 2025; (b) pro rata vesting on the Retirement Date of Mr. Bourne’s currently outstanding time-vested equity awards, (c) eligibility for full vesting, without proration, of Mr. Bourne’s currently outstanding Total Unitholder Return (“TUR”) and Return on Assets (“ROA”) performance awards, subject to, and adjusted by, the achievement of any performance conditions determined as set forth in the applicable TUR and ROA award agreements, (d) a new time-vested award with an estimated value of $2.1 million that vests over two years, (e) a TUR award with a target value of $250 thousand and an ROA award with a target value of $250 thousand, each subject to performance conditions over a three-year period that are consistent with such conditions in prior awards, (f) a contribution to the Western Midstream Services LLC Non-Qualified Deferred Compensation Plan on behalf of Mr. Bourne for the 2024 plan year, and (g) continued participation in the Partnership’s basic life, medical and dental plans at the same rates and levels in accordance with the terms of such plans for a two-year period beginning on the Retirement Date.
The Retirement Agreement also includes confidentiality, non-solicitation, mutual non disparagement, and non-competition covenants and other provisions customary for an agreement of this type. The term of the employee non-solicitation, mutual non-disparagement, and non-competition covenants are for a duration of two years following the Retirement Date. The term of the supplier non-solicitation covenants is for a duration of one year following the Retirement Date. The Supplemental Release, which is attached as an exhibit to the Retirement Agreement, contains provisions that are consistent with the general release of claims within the Retirement Agreement.
The foregoing description of the Retirement Agreement is qualified in its entirety by the text of the Retirement Agreement, a copy of which will be filed as an exhibit to WES’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN MIDSTREAM PARTNERS, LP

		By:	Western Midstream Holdings, LLC, its general partner

Dated:	February 18, 2025	By:	/s/ Kristen S. Shults
Kristen S. Shults Senior Vice President and Chief Financial Officer